Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-86958, 333-64974, 333-60162, 333-41362 of I-many, Inc. (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, 333-88714 and 333-105088 of the Company on Form S-3 of our report dated February 13, 2003 (November 10, 2003 as to Note 8), relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Current Report on Form 8-K/A of the Company.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 10, 2003